Theravance Reports Second Quarter 2006 Results

SOUTH SAN FRANCISCO, CA -- 07/27/2006 -- Theravance, Inc. (NASDAQ: THRX) reported today its financial results for the second quarter ended June 30, 2006. The net loss for the second quarter of 2006 was $41.5 million compared to $31.7 million during the same period of 2005, an increase of $9.8 million. The higher loss was primarily due to increased research and development costs associated with telavancin Phase 3 clinical programs and additional stock-based compensation expense associated with the adoption of the Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment" (SFAS 123(R)). Research and development costs of $40.8 million during the second quarter 2006 were $7.9 million lower than the quarter ended March 31, 2006, due to lower clinical trial enrollment costs.

"I am pleased with the company's execution during the quarter," said Rick E Winningham, Chief Executive Officer. "We recently completed enrollment in our telavancin Phase 3 complicated skin and skin structure program and expect to report top line data later in Q3. We now have two compounds in a Phase 2b clinical program in our Beyond Advair Collaboration, with a third compound progressing well in Phase 2. In addition, we continue to make progress with our other programs."

Program Highlights

Bacterial Infections Programs:

Telavancin

We have completed enrollment in our Phase 3 studies for the treatment of patients with serious Gram-positive complicated skin and skin structure infections (cSSSI), including those due to resistant pathogens such as methicillin-resistant Staphylococcus aureus (MRSA), and we received a milestone payment of $25.0 million under our agreement with Astellas Pharma Inc. (Astellas). Enrollment included over 1,800 patients, of which more than one third had confirmed methicillin-resistant infections.

Our Phase 3 program for the treatment of resistant Gram-positive hospital-acquired pneumonia continues to progress. Completion of enrollment in this program will likely occur during the first half of 2007.

For the upcoming Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), sixteen telavancin abstracts have been submitted and accepted.

Heterodimer

We recently completed single-dose Phase 1 studies and have initiated multiple-dose Phase 1 studies of our unique heterodimer antibiotic TD-1792. This compound combines the antibacterial activities of a glycopeptide and a beta-lactam in one molecule.

Respiratory Programs:

Beyond Advair

On June 12, 2006, the company announced that GlaxoSmithKline (GSK) enrolled the first patient in the Beyond Advair Phase 2b clinical program with compound 642444 ('444), an investigational long-acting beta2 agonist (LABA) in patients with mild to moderate asthma. The collaboration now has two compounds in this phase of development: '444, a GSK-discovered compound, and 159797 ('797), a Theravance-discovered compound.

Long-Acting Muscarinic Antagonist (LAMA) and Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA)

Our LAMA and MABA programs for the treatment of chronic obstructive pulmonary disease continue to progress.

Gastrointestinal (GI) Motility Dysfunction Program:

We have completed single- and multiple-dose Phase 1 studies of TD-5108 and are currently evaluating the results.

Financial Results

Revenue:

Revenue was $4.8 million in the second quarter of 2006 compared to $2.9 million in the same period of 2005. This increase was primarily due to higher amortization of upfront and milestone payments received from the company's partnerships with GSK and Astellas. All payments received to date under these agreements are being amortized over the relevant performance periods rather than recognized when received.

Research and Development:

Research and development spending for the second quarter of 2006 increased to $40.8 million compared to $28.9 million for the same period of 2005 and decreased by $7.9 million compared to $48.7 million in the first quarter of 2006. The year-over-year increase was primarily driven by higher external research and development costs associated with our two Phase 3 programs for telavancin and the impact of
SFAS 123(R). Total research and development stock-based compensation expense for the three months ended June 30, 2006 was $3.3 million compared to $0.8 million for the same period in 2005. Total external research and development costs were $22.9 million in the second quarter of 2006 compared to $14.4 million in the same period of 2005.

General and Administrative:

General and administrative costs for the second quarter of 2006 increased to $8.9 million compared to $7.2 million in the same period of 2005 primarily driven by the adoption of SFAS 123(R) and higher employee costs. Total general and administrative stock-based compensation expense for the second quarter of 2006 was $3.5 million compared to $0.6 million for the same period last year.

Cash and Cash Equivalents:

Cash, cash equivalents and marketable securities totaled $293.5 million as of June 30, 2006, a decrease of $5.3 million during the quarter. This decrease was primarily due to cash usage of approximately $38.3 million during the second quarter offset by the receipt of milestone payments of $33.0 million, including $25.0 million from Astellas and $8.0 million from GSK.

Conference Call and Webcast Information

As previously announced, the company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 800-810-0924 from the U.S., or 913-981-4900 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company's web site for 30 days through August 26, 2006. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on August 26, 2006 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 6744312.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, two are in late stage -- its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc. and the Beyond Advair collaboration with GlaxoSmithKline. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2006, and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

                              THERAVANCE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)

Revenue (1)                     $   4,837  $   2,913  $   9,133  $   5,670

Operating expenses:
  Research and development (2)     40,751     28,889     89,459     59,086
  General and administrative (2)
                                    8,899      7,215     16,173     12,851

                                ---------  ---------  ---------  ---------
Total operating expenses           49,650     36,104    105,632     71,937
                                ---------  ---------  ---------  ---------

Loss from operations              (44,813)   (33,191)   (96,499)   (66,267)

Interest and other income, net      3,474      1,619      6,359      3,437
Interest expense                     (136)      (144)      (287)      (337)
                                ---------  ---------  ---------  ---------
Net loss                        $ (41,475) $ (31,716) $ (90,427) $ (63,167)
                                =========  =========  =========  =========
Net loss per share (3)          $   (0.70) $   (0.60) $   (1.55) $   (1.19)
                                =========  =========  =========  =========

Shares used in computing
 net loss per share (3)            59,440     53,163     58,185     53,025
                                =========  =========  =========  =========

(1) Revenue includes amounts from GSK, a related party, of $3.3 million and
    $6.4 million for the three months and six months ended June 30, 2006, respectively, and $2.9 million and $5.7 million for the three months and six months ended June 30, 2005, respectively.
(2) Amounts include stock-based compensation expense for the three months and six months ended June 30 as follows (in thousands):

                                       Three Months Ended  Six Months Ended
                                             June 30,          June 30,
                                        ----------------- -----------------
                                          2006     2005     2006     2005
                                        -------- -------- -------- --------
                                           (unaudited)       (unaudited)

Research and development                $  3,290 $    839 $  6,337 $  1,681
General and administrative                 3,465      595    5,431    1,161
                                        -------- -------- -------- --------
Total stock-based compensation expense  $  6,755 $  1,434 $ 11,768 $  2,842
                                        ======== ======== ======== ========

(3) Shares used in computing net loss per share exclude approximately 10.6 million and 10.3 million shares issuable upon exercise of outstanding stock options and warrants and shares subject to repurchase as of June
    30, 2006 and 2005, respectively, as their effect would be antidilutive.

                              THERAVANCE, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share data)

                                                   June 30,   December 31,
                                                     2006         2005
                                                 ------------ ------------
                                                 (unaudited)      (2)

Assets
  Cash, cash equivalents and marketable
   securities                                    $    242,441 $    161,925
  Other current assets                                  5,066        4,893
  Marketable securities - non-current                  51,045       38,084
  Property and equipment, net                          13,413       13,180
  Other assets                                          6,932        6,753
                                                 ------------ ------------
Total assets                                     $    318,897 $    224,835
                                                 ============ ============

Liabilities and stockholders’ equity
  Current liabilities, net of current portion of
   deferred revenue (1)                          $     32,595 $     31,179
  Deferred revenue (1)                                154,112      128,245
  Other long-term liabilities                           6,583        5,827
  Stockholders’ equity                                125,607       59,584
                                                 ------------ ------------
Total liabilities and stockholders’ equity       $    318,897 $    224,835
                                                 ============ ============

(1) Deferred revenue includes the current portion of $21.5 million and
    $17.0 million as of June 30, 2006 and December 31, 2005, respectively.
    The net increase in total deferred revenue is a result of additional upfront and milestone payments that were earned under the company's strategic alliance with GSK and its collaboration with Astellas partially offset by the amortization of deferred revenue.

(2) The condensed consolidated balance sheet amounts at December 31, 2005 are derived from audited financial statements.

Contact Information:

Investors
Theravance, Inc.
Allison Parker
Director, Investor Relations
650-808-4100
aparker@theravance.com

Media
Theravance, Inc.
David Brinkley
SVP, Commercial Development
650-808-3784
dbrinkley@theravance.com